THIRD AMENDMENT TO CREDIT AGREEMENT

Dated as of March 18, 2016

among

INTL FCSTONE INC.,
as Borrower,

THE SUBSIDIARIES OF INTL FCSTONE INC. IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

CAPITAL ONE, NATIONAL ASSOCIATION,
as Syndication Agent,

THE NEW LENDERS PARTY HERETO,

and

THE OTHER LENDERS PARTY HERETO

Merrill Lynch, Pierce, Fenner & Smith Incorporated,
as Sole Lead Arranger and Sole Bookrunner

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of March 18, 2016 (the “Third Amendment Effective Date”), is entered into among INTL FCSTONE INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, the New Lenders (as defined below), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement, dated as of September 20, 2013 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below, subject to the terms and conditions specified in this Agreement; and

WHEREAS, the Lenders are willing to amend the Credit Agreement, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Amendments.

(a)    The definition of “Aggregate Revolving Commitments” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Third Amendment Effective Date is $205,000,000.

(b)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means a percentage per annum equal to, with respect to (a) Eurodollar Rate Loans and Daily Floating Eurodollar Rate Swing Line Loans, 3.00%, (b) Base Rate Loans, 2.00% and (c) Letter of Credit Fees (i) for commercial Letters of Credit, 1.00% and (ii) for standby Letters of Credit, 3.00%.

(c)    The definition of “Business Day” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, any Base Rate Loan bearing interest at a rate based on the Eurodollar Base Rate or any Daily Floating Eurodollar Rate Swing Line Loan, means any such day that is also a London Banking Day.

(d)    The references to “Closing Date” in the definition of “Cash Management Bank” in Section 1.01 of the Credit Agreement are hereby replaced with “Third Amendment Effective Date”.

(e)    Clause (a) in the definition of “Consolidated Funded Indebtedness” in Section 1.01 of Credit Agreement is hereby amended to read as follows:

(a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Credit Extensions and the principal amount of any convertible notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(f)    Clause (d) of the definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

(g)    The definition of “Excluded Subsidiaries” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Excluded Subsidiaries” means (a) the Subsidiaries identified on Schedule 6.13 as “Excluded Subsidiaries”, (b) any other Subsidiary that is released from its obligation to provide a Guaranty by the Administrative Agent pursuant to Section 10.10 because such Subsidiary has become subject to regulation by a Governmental Authority which prohibits such Subsidiary from being a Guarantor or which imposes a minimum net capital requirement on such Subsidiary that would be materially and adversely affected by the continuation of such Guaranty, (c) any Subsidiary that is prohibited by applicable Law from becoming a Guarantor under this Agreement as established by the Borrower to the satisfaction of the Administrative Agent and (d) each of RMI Consulting, Inc., an Illinois corporation and Coffee Network, LLC, a Florida limited liability company, in each case, so long as such Subsidiary is dormant.

(h)    The definition of “FCStone Merchant Facility” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“FCStone Merchant Facility” means that certain Credit Agreement dated as of March 15, 2016, by and among FCStone Merchant, as the borrower, the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent, as amended on or before the Third Amendment Effective Date, or as amended, modified, restated or supplemented from time to time after the Third Amendment Effective Date Date in accordance with the terms of this Agreement.

(i)    The references to “Closing Date” in the definition of “Hedge Bank” in Section 1.01 of the Credit Agreement are hereby replaced with “Third Amendment Effective Date”.

(j)    The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means March 18, 2019; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(k)    Clause (f) in the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(f) (i) the aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price, any earn-out payments and Equity Interests issued (but excluding consideration financed with the proceeds of the issuance of common Equity Interests of the Borrower)) paid by the Borrower and its Subsidiaries for all such Acquisitions occurring during any fiscal year shall not exceed $40,000,000 and (ii) the aggregate amount of consideration financed with the proceeds of the issuance of common Equity Interests of the Borrower for all such Acquisitions occurring during any fiscal year shall not exceed $20,000,000.

(l)    The definition of “Permitted Facilities” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Permitted Facilities” means, collectively, (a) Permitted Margin Facilities (other than the INTL FCStone Financial Margin Facility), (b) credit facilities entered into by the Borrower or any of its Subsidiaries to finance purchases of metal warrants or trading assets in the ordinary course of business, (c) Permitted Repos, (d) the INTL FCStone Financial Margin Facility and (e) the FCStone Merchant Facility.

(m)    The definition of “Permitted Repos” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Permitted Repos” means repurchase transactions with respect to trading assets entered into by the Borrower or any of its Subsidiaries in the ordinary course of business with non-Affiliates so long as the obligations of the counterparty are valid, enforceable and in full force and effect.
(n)    Clause (i)(ii) of the definition of “Permitted Transfers” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(ii) the aggregate net book value of all of the assets sold or otherwise disposed of pursuant to such Dispositions in any fiscal year shall be less than $7,500,000,

(o)    The definition of “Swing Line Sublimit” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(p)    The definition of “Threshold Amount” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Threshold Amount” means $10,000,000.

(q)    The definition of “Type” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Type” means, with respect to any Loan, its character as a Base Rate Loan, Daily Floating Eurodollar Rate Swing Line Loan or a Eurodollar Rate Loan.

(r)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Daily Floating Eurodollar Rate” means, with respect to any Swing Line Loan, for each day that it is a Daily Floating Eurodollar Rate Swing Line Loan, the rate per annum equal to LIBOR, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) two (2) Business Days prior to such date for Dollar deposits with a term equivalent to one (1) month; provided that, (a) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (b) if the Daily Floating Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Daily Floating Eurodollar Rate Swing Line Loan” means a Swing Line Loan that bears interest at a rate based on the Daily Floating Eurodollar Rate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“INTL FCStone Financial” means INTL FCStone Financial Inc., a Florida corporation.

“INTL FCStone Financial Margin Facility” means that certain Amended and Restated Credit Agreement dated as of June 21, 2010, by and among INTL FCStone Financial, as the borrower, the guarantors party thereto, the lenders party thereto, and Bank of Montreal, as administrative agent, as amended on or before the Closing Date or as amended, modified, restated or supplemented from time to time after the Closing Date in accordance with the terms of this Agreement.

“Third Amendment Effective Date” means March 18, 2016.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(s)    The definitions of “FCStone” and “FCStone Margin Facility” in Section 1.01 of the Credit Agreement are hereby deleted in their entirety.

(t)    The lead in to Section 2.01(b) of the Credit Agreement is hereby amended to read as follows:

(b)    Increases of the Aggregate Revolving Commitments. The Borrower shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or Swing Line Sublimit) by up to $50,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(u)    Section 2.01(b)(i) of the Credit Agreement is hereby amended to read as follows:

(i)    the Aggregate Revolving Commitments shall not exceed $255,000,000 without the consent of the Required Lenders;

(v)    Section 2.01(b)(vii) of the Credit Agreement is hereby amended to read as follows:

(vii)    [reserved]; and

(w)    The second to last sentence of Section 2.04(a) of the Credit Agreement is hereby amended to read as follows:

Each Swing Line Loan shall bear interest at a rate based on the Daily Floating Eurodollar Rate or, at the option of the Borrower, the Base Rate.

(x)    Section 2.04(b) of the Credit Agreement is hereby amended to read as follows:

(b)    Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone or a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day, and (iii) the Type of Swing Line Loans to be borrowed. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:30 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(y)    The second to last sentence of Section 2.05(a)(ii) of the Credit Agreement is hereby amended to read as follows:

Each such notice shall specify the date and amount of such prepayment and the Type(s) of Swing Line Loans to be prepaid.

(z)    The second to last sentence of Section 2.05(b) of the Credit Agreement is hereby amended to read as follows:

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and Daily Floating Eurodollar Rate Swing Line Loans, on a pro rata basis, and then to Eurodollar Rate Loans in direct order of Interest Period maturities.

(aa)    Section 2.08(a)(iii) of the Credit Agreement is hereby amended to read as follows:

(iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Daily Floating Eurodollar Rate plus the Applicable Rate or, at the option of the Borrower, the sum of the Base Rate plus the Applicable Rate.

(bb)    The first parenthetical in Section 2.12(b)(i) of the Credit Agreement is hereby amended to read as follows:

(or, in the case of any Borrowing of Base Rate Loans or Daily Floating Eurodollar Rate Swing Line Loans, prior to 12:00 noon on the date of such Borrowing)

(cc)    The second sentence of Section 2.15(b) of the Credit Agreement is hereby amended to read as follows:

Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(dd)    Section 3.02 of the Credit Agreement is hereby amended to read as follows:

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate or the Daily Floating Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s

Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and prepay all Daily Floating Eurodollar Rate Swing Line Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(ee)    Section 3.03(a) of the Credit Agreement is hereby amended to read as follows:

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, or in connection with any request for a Daily Floating Eurodollar Rate Swing Line Loan, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such Daily Floating Eurodollar Rate Swing Line Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or for determining the Daily Floating Eurodollar Rate for any proposed Daily Floating Eurodollar Rate Swing Line Loan, or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or the Daily Floating Eurodollar Rate with respect to a proposed Daily Floating Eurodollar Rate Swing Line Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans or Daily Floating Eurodollar Rate Swing Line Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods or to the extent of the affected Daily Floating Eurodollar Rate Swing Line Loans) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Daily Floating Eurodollar Rate Swing Line Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods or to the extent of the affected Daily Floating Eurodollar Rate Swing Line Loans) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(ff)    Section 3.04(a)(iii) of the Credit Agreement is hereby amended to read as follows:

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or Daily Floating Eurodollar Rate Swing Line Loans made by such Lender or any Letter of Credit or participation therein;

(gg)    Section 6.05(d) of the Credit Agreement is hereby amended to read as follows:

(d)    Since September 30, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(hh)    A new Section 6.23 is hereby added to the Credit Agreement to read as follows:

6.23    EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

(ii)    The reference to “FCStone Margin Facility” in Section 7.12 of the Credit Agreement is hereby replaced with “INTL FCStone Financial Margin Facility”.

(jj)    Section 7.13(b) of the Credit Agreement is hereby amended to read as follows:

(b)    if such Subsidiary is a Domestic Subsidiary and such Subsidiary is not an Excluded Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(kk)    Section 8.01(r) of the Credit Agreement is hereby amended to read as follows:

(r)    Liens securing Indebtedness permitted by Section 8.03(f) (other than Permitted Margin Facilities); provided that such Liens do not at any time encumber any property other than the underlying trading assets (including assets ancillary to such trading assets and proceeds thereof) being purchased with the proceeds of such Indebtedness, except for Liens securing Indebtedness under the INTL FCStone Financial Margin Facility, which Liens may encumber all of the assets of INTL FCStone Financial;

(ll)    Section 8.01(s) of the Credit Agreement is hereby amended to read as follows:

(s)    other Liens securing obligations the aggregate amount of which does not exceed $5,000,000;

(mm)    Section 8.01 of the Credit Agreement is hereby amended by (i) deleting the “.” at the end of clause (t) thereof and replacing it with “; and”, and (ii) inserting the following new clause (u) to read as follows:

(u)    Liens of Bank of America or its Affiliate on cash collateral posted by INTL Asia Ptd. Ltd., a company formed under the laws of Singapore, in an amount not to exceed $15,000,000, to support its obligations to Bank of America or its Affiliate under the letter of credit facility provided by Bank of America or its Affiliate.

(nn)    Section 8.02(h) of the Credit Agreement is hereby amended to read as follows:

(h)    Investments after the Closing Date by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary in an amount not to exceed $100,000,000 in the aggregate at any time outstanding;

(oo)    Section 8.02(i) of the Credit Agreement is hereby amended to read as follows:

(i)    Investments by any Loan Party made in Domestic Subsidiaries that are not Loan Parties (i) made after the Closing Date and prior to the Third Amendment Effective Date in an aggregate amount not to exceed $25,000,000 and (ii) made after the Third Amendment Effective Date in an amount not to exceed $30,000,000 in the aggregate at any time outstanding;

(pp)    Section 8.03(d) of the Credit Agreement is hereby amended to read as follows:

(d)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of increasing yields on treasuries owned by the Borrower and its Subsidiaries or directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(qq)    Section 8.03(e) of the Credit Agreement is hereby amended to read as follows:

(e)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and Permitted Refinancings of such Indebtedness;

(rr)    The “.” at the end of Section 8.03(m) of the Credit Agreement is hereby replaced with “; and” and the following new clauses (n) and (o) are hereby added to Section 8.03 of the Credit Agreement to read as follows:

(n)    short-term commodities financings of INTL FCStone Financial in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(o)    intraday financings of INTL FCStone Financial with respect to Permitted Repos in an aggregate amount not to exceed $25,000,000.

(ss)    Section 8.06(c) of the Credit Agreement is hereby amended to read as follows:

(c)    so long as no Default exists or would result therefrom, the Borrower may make other Restricted Payments in an aggregate amount not to exceed (i) during the period from the Third Amendment Effective Date through September 30, 2016, $30,000,000 and (ii) commencing with the fiscal year ending September 30, 2017, during any fiscal year of the Borrower, the greater of (i) $30,000,000 and (ii) an amount equal to one third of Consolidated Net Income determined as of the last day of the most recently ended fiscal year of the Borrower; provided, that, after giving effect to any such Restricted Payment on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11;

(tt)    Section 8.06(f) is hereby amended to replace the “.” at the end of clause (f) with “; and” and to add a new clause (g) immediately following clause (f) to read as follows:

(g)    so long as no Default shall have occurred and be continuing before or after giving effect thereto, the Borrower may make regularly scheduled payments of interest in cash on convertible notes permitted by Section 8.03(k).

(uu)    Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)    Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of $258,500,000, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2015, by an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus 50% of amount of all proceeds from any Equity Issuances after the Closing Date.

(vv)    Section 8.11(d) of the Credit Agreement is hereby amended to read as follows:

(d)    Consolidated Net Unencumbered Liquid Assets. Permit the Consolidated Net Unencumbered Liquid Assets at any time to be less than $150,000,000.

(ww)    The reference to “FCStone Margin Facility” in Section 8.12 of the Credit Agreement is hereby replaced with “INTL FCStone Financial Margin Facility”.

(xx)    Section 8.15 of the Credit Agreement is hereby amended to read as follows:

8.15    Capital Expenditures.

Permit Consolidated Capital Expenditures for any fiscal year to exceed $15,000,000.

(yy)    The last sentence of Section 10.06(c) of the Credit Agreement is hereby amended to read as follows:

After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(zz)    A new Section 11.21 is hereby added to the Credit Agreement to read as follows:

11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(aaa)    Schedule 2.01 to the Credit Agreement is hereby amended in its entirety to read in the form of Schedule 2.01 attached hereto.

(bbb)    Exhibit 2.04 to the Credit Agreement is hereby amended in its entirety to read in the form of Exhibit 2.04 attached hereto.

2.    Effectiveness; Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)    receipt by the Administrative Agent of copies of this Agreement duly executed by the Borrower, the Guarantors, the New Lenders and the Lenders (or, in the case of any Lender that will not have any Commitments or outstanding Loans after giving effect to this Agreement, an exiting lender consent substantially in the form of Annex A attached hereto);

(b)    receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Third Amendment Effective Date, and in form and substance satisfactory to the Administrative Agent;

(c)    receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent: (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Third Amendment Effective Date; (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation;

(d)    receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 8 have been satisfied; and

(e)    the Borrower shall have paid all fees required to be paid to the Administrative Agent, the Lead Arrangers and the Lenders on the Third Amendment Effective Date in connection with the closing of this Agreement.

3.    Release of RMI Consulting, Inc. and Coffee Network, LLC.

(a)    The Required Lenders hereby authorize the Administrative Agent to (i) release each of RMI Consulting, Inc., an Illinois corporation, and Coffee Network, LLC, a Florida limited liability company, as Guarantors under the Credit Agreement and (ii) release any Liens granted by such entities on their property (such collateral, collectively, the “Released Collateral”) in favor of the Administrative Agent pursuant to the Credit Agreement.

(b)    The Administrative Agent, on behalf of itself and the Lenders and in accordance with the foregoing clause (a), hereby (i) releases each of RMI Consulting, Inc., an Illinois corporation and Coffee Network, LLC, a Florida limited liability company, as Guarantors under the Credit Agreement, (ii) releases the Liens in favor of the Administrative Agent in or on the Released Collateral arising or created under the Loan Documents and (iii) agrees to execute and deliver to the Borrower, at the sole expense of the Borrower, all documents or instruments reasonably requested by the Borrower in connection therewith.

(c)    The Borrower hereby acknowledges that the releases in clause (b) above are being made without recourse to, or any representation or warranty by, the Administrative Agent.

4.    New Lenders.

(a)    On the Third Amendment Effective Date, each of BankUnited, N.A. and Barclays Bank PLC (each, a “New Lender” and collectively, the “New Lenders”) hereby agrees to provide a Revolving Commitment in the amount set forth on Schedule 2.01 attached hereto and the initial Applicable Percentage of each New Lender shall be as set forth therein.

(b)    Each New Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (C) from and after the Third Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (D) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement, (E) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and (F) if it is a Foreign Lender, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the New Lender; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c)    The Borrower agrees that, as of the Third Amendment Effective Date, each New Lender shall (i) be a party to the Credit Agreement and the other Loan Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

(d)    The applicable address, facsimile number and electronic mail address of each New Lender for purposes of Section 11.02 of the Credit Agreement are as set forth in each New Lender’s Administrative Questionnaire delivered by each New Lender to the Administrative Agent on or before the date hereof or to such other address, facsimile number and electronic mail address as shall be designated by each New Lender in a notice to the Administrative Agent.

5.    Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable documented fees and expenses of Moore & Van Allen, PLLC.

6.    Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Agreement does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Agreement is a Loan Document.

7.    Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)    This Agreement has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No material consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Agreement.

(d)    The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it.

8.    Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Agreement (a) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct as of the date hereof unless they specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (b) no event has occurred and is continuing which constitutes a Default.

9.    FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

10.    Waiver of Compensation for Losses. Each Lender hereby waives any right to compensation under Section 3.05 of the Credit Agreement in connection with any reallocation of the Revolving Commitments and/or Revolving Loans as contemplated by this Agreement.

11.    Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or other secure electronic forma (.pdf) shall be effective as an original.

12.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.    Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

15.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:            INTL FCSTONE INC.,
a Delaware corporation

By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Chief Financial Officer

By:     /s/ Bruce Fields
Name:    Bruce Fields
Title:    Group Treasurer

GUARANTORS:        INTL FCSTONE ASSETS, INC.,
a Florida corporation

By:    /s/ Sean O'Connor
Name:    Sean O'Connor
Title:    Chief Executive Officer

INTL COMMODITIES, INC.,
a Delaware corporation

By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Senior Vice President

FCSTONE GROUP, INC.,
a Delaware corporation

By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Chief Financial Officer

INTL FCSTONE MARKETS, LLC,
an Iowa limited liability company

By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Chief Financial Officer

FCSTONE MERCHANT SERVICES, LLC,
a Delaware limited liability company

By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Chief Financial Officer

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.,
as Administrative Agent

By:    /s/ Patrick Devitt
Name:    Patrick Devitt
Title:    Vice President

LENDERS:            BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael D. Brannan

Name:	Michael D. Brannan

Title:	Sr. Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Bryan Pynchon

Name:	Bryan Pynchon

Title:	SVP

BANK HAPOALIM B.M.,
as a Lender

By:	/s/ John Grieco

Name:	John Grieco

Title:	Senior Vice President

By:	/s/ Carlos Lunardini

Name:	Carlos Lunardini

Title:	First Vice President

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Daniel Ryan

Name:	Daniel Ryan

Title:	Vice President

NEW LENDERS:        BANKUNITED, N.A.,
as a Lender

By:	/s/ John S. Wamboldt

Name:	John S. Wamboldt

Title:	SVP

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Simon Coward

Name:	Simon Coward

Title:	VP